Exhibit 99.1
8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS APRIL SALES

        Evansville, Indiana, May 5, 2005 - Shoe Carnival, Inc. (Nasdaq: SCVL), a leading retailer of value-priced footwear and accessories, today reported sales for the four-week period ended April 30, 2005 decreased 6.7 percent to $45.3 million from sales of $48.6 million for the four-week period ended May 1, 2004. Comparable store sales decreased 9.9 percent in April 2005.

         An earlier Easter this year shifted the week preceding Easter, the highest sales volume week of the quarter, from April last year into March this year. This shift accounted for the negative comparable store sales in April. Combining the results for March and April gives a more accurate reflection of the results of the Easter selling season. For the combined months of March and April 2005, total sales increased 6.8 percent to $112.4 million from $105.2 million for the two-month period last year. Comparable store sales for the combined months of March and April increased 2.5 percent over last year.

        Sales for the thirteen-week period ended April 30, 2005 increased 10.5 percent to $160.8 million from sales of $145.5 million for the thirteen-week period ended May 1, 2004. Comparable store sales increased 5.5 percent for the first quarter of 2005.

        Mark Lemond, president and chief executive officer stated, "Our customers have responded favorably to our improved merchandise mix. This is our third quarter in a row with a comparable store sales increase, and one of our strongest increases in recent years. For the quarter, our southern stores saw the biggest increases. Although our northern stores improved modestly, we feel that unseasonably cool weather has hampered the sales of our spring product assortment. We expect our sales to accelerate in our northern markets as the weather becomes warmer."

        To hear the telephone replay of Shoe Carnival, Inc.'s pre-recorded April sales message, please dial 888-203-1112 followed by conference call I.D. number 611339 beginning May 5, 2005 at 7:30 a.m. Eastern time. The telephone replay will be available for one week.

        Management will report and discuss first quarter financial results on May 19, 2005.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 260 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

###